Exhibit 99.1

Contact:	Guillermo Bron Chairman of the Board United PanAm Financial Corp. Tel: 949.224.1288 e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
APPOINTMENT OF CHIEF EXECUTIVE OFFICER

Irvine, California - July 29, 2008 - United PanAm Financial Corp. (Nasdaq: UPFC) and its subsidiaries announced today the appointment of Jim Vagim as chief executive officer of UPFC, and announced the termination of Ray Thousand as chief executive officer and Stacy Friederichsen as chief operating officer all effective as of July 25, 2008.

Mr. Vagim was formerly President of Westlake Financial, a non-prime automobile finance company of similar size to UPFC, where Mr. Vagim spent more than 20 years in various executive positions until his resignation in 2007.

Guillermo Bron, the Chairman of the Board, stated, “We want to recognize and thank Mr. Thousand for the contributions and accomplishments during his tenure as our chief executive officer and for assembling an outstanding management team.” Mr. Bron also stated, “UPFC is restructuring its staffing at this time and does not intend hire a replacement chief operating officer.”

The termination of Mr. Thousand could adversely affect UPFC’s warehouse line of credit with Deutsche Bank and UPFC’s six outstanding securitizations. Unless Deutsche Bank approves the appointment of Mr. Vagim as the replacement chief executive officer, it could exercise its rights to terminate the warehouse line of credit and declare all amounts owed under UPFC’s warehouse facility as immediately due and payable. Additionally, unless Mr. Vagim is approved by the various insurance providers that insure UPFC’s six outstanding securitizations, the termination of Mr. Thousand is a potential insurance event of default and each insurance provider may elect to enforce the various rights and remedies that are governed by the different transaction documents for each securitization. UPFC is in the process of obtaining approval of Mr. Vagim as UPFC’s chief executive officer from Deutsche Bank and the insurance providers, but there is no assurance UPFC will obtain such approvals.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with branch offices in 36 states.

Forward Looking Statements

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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